Exhibit 10.1

SHAREHOLDER SUPPORT AGREEMENT

This SHAREHOLDER SUPPORT AGREEMENT, dated as of April, 2024 (this “Agreement”), is entered into by and among (i) AGBA Group Holding Ltd., a British Virgin Islands business company (“Parent” or the “Company”), (ii) AGBA Social Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), (iii) Triller Corp., a Delaware corporation (the “Corporation”), and (iv) the undersigned shareholders of the Company (the “Shareholders”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, Parent, Merger Sub and the Corporation, among others, are parties to that certain agreement and plan of merger, dated as of the date hereof (as it may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Corporation (the “Merger”), with the Corporation as the surviving corporation ;

WHEREAS, as of the date hereof, the Shareholders collectively own 56,671,386 Parent Ordinary Shares (the “Shares”), which comprise over 75% of the aggregate issued and outstanding Parent Ordinary Shares; and

WHEREAS, in order to induce the Corporation to enter into the Merger Agreement, the Shareholders are executing and delivering this Agreement to the Corporation.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Agreement to Vote. During the period commencing on the date hereof and ending on the earlier to occur of (x) the Closing, and (y) such date and time as the Merger Agreement shall be terminated in accordance with the terms thereof (such period, the “Voting Period”), each of the Shareholders, with respect to his Shares, hereby irrevocably agrees to vote:

(a)   In  Favor of the Transactions and the Requisite Company Vote. At any meeting of the shareholders of the Company or any class of shareholders of the Company called to seek the Requisite Company Vote (as defined below), or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company or any class of shareholders of the Company or in any other circumstances upon which a vote, consent or other approval is sought with respect to any of the Parent Transaction Proposals, the Shareholder shall: (i) if a meeting is held, appear at such meeting in person or by proxy or otherwise cause his Shares to be counted as present at such meeting for purposes of establishing a quorum; and (ii) vote or cause to be voted (including by class vote and/or written consent, if applicable) his Shares in favor of each of the Parent Transaction Proposals such that each of the Parent Transaction Proposals shall be approved by the vote of the holders of Shares as required by the Company’s memorandum and articles of association (the “Requisite Company Vote”), or, if there are insufficient votes in favor of granting the Requisite Company Vote, in favor of the adjournment or postponement of such meeting of the shareholders of the Company to a later date.

(b) Against Other Transactions. At any meeting of shareholders of the Company or any class of shareholders of the Company or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company or in any other circumstances upon which the Shareholder’s vote, consent or other approval is sought, the Shareholder shall: (i) if a meeting is held, appear at such meeting in person or by proxy or otherwise cause his Shares to be counted as present at such meeting for purposes of establishing a quorum; and (ii) vote (or cause to be voted) his Shares (including by proxy, withholding class vote and/or written consent, if applicable) against (A) any business combination agreement, merger agreement, merger or share exchange (other than the Merger Agreement and the transactions contemplated thereby), scheme of arrangement, business combination, consolidation, combination, sale of all or substantially all of the assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any public offering of any equity securities of the Company or any of its Subsidiaries or any successor entity of the Company or such Subsidiary (other than any such transaction permitted under the Merger Agreement), (B) any transaction with respect to the direct or indirect sale of the Company, or its equity interests, business or material assets (a “Company Competing Transaction”) that would reasonably be expected to prohibit or impair the Merger or any transactions contemplated under the Merger Agreement, and (C) any amendment to the organizational documents of the Company or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a material breach by the Company of, prevent or nullify any provision of the Merger Agreement and the transactions contemplated thereby , or change in any manner the voting rights of any class of the Company’s share capital.

(c) Revoke Other Proxies. The Shareholder represents and warrants that any proxies or powers of attorney heretofore given in respect of the Shares that may still be in effect are not irrevocable, and such proxies or powers of attorney have been or are hereby revoked.

(d) Waive Notice of Shareholder Meetings. Each of the Shareholders undertakes and irrevocably agrees that, during the Voting Period, they will waive notice of and/or consent to such shorter notice period as may be proposed by the Company, in relation to any and all meetings of the shareholders of the Company or any class of shareholders of the Company, or at any adjournment or postponement thereof held to consider the Parent Transaction Proposals, either by signing a written waiver of notice in the form attached hereto as Exhibit A before the commencement of the relevant meeting, or by presence at such meeting.

2. No Transfer. Other than (a) pursuant to this Agreement or the Merger Agreement, or (b) upon the consent of the Company and the Corporation, during the Voting Period, each of the Shareholders shall not, directly or indirectly, (i) sell, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Shares to any Person other than pursuant to the Merger Agreement; (ii) grant any proxies (other than as set forth in this Agreement or a proxy granted to a representative of the Shareholder to attend and vote at a shareholders meeting which is voted in accordance with this Agreement) or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of the Shares), or enter into any other agreement, with respect to any Shares; (iii) knowingly take any action that would reasonably be expected to make any representation or warranty of the Shareholder herein untrue or incorrect in any material respect, or have the effect of preventing or disabling the Shareholder from performing his obligations hereunder; or (iv) commit or agree to take any of the foregoing actions or take any other action or enter into any contract that would reasonably be expected to make any of his representations or warranties contained herein untrue or incorrect in any material respect or would have the effect of preventing or delaying the Shareholder from performing any of his obligations hereunder. Any action attempted to be taken in violation of the preceding sentence will be null and void. Each of the Shareholders hereby authorizes and requests the Company or the Corporation to notify the Company’s transfer agent or such other Person with the responsibility for maintaining the Company’s register of members that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting of the Shares). Each of the Shareholders agrees with, and covenants to, the Company and the Corporation that he shall not request that the Company register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Shares in violation of this Section 2.

3. Representations and Warranties. Each of the Shareholders represents and warrants, jointly and severally, to the Company, the Corporation and Merger Sub as follows:

(a) The execution, delivery and performance by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to Shareholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person, or (iii) result in the creation of any Lien on any Shares (other than pursuant to this Agreement or transfer restrictions under applicable securities Laws or the organizational documents of the Company).

(b) Shareholder is the only record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of and has good, valid and marketable title to the Shares free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities Laws or the organizational documents of the Company) and has the sole power (as currently in effect) to vote the Shares and has not entered into any voting agreement or voting trust with respect to any of the Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement.

(c) Shareholder is a natural person, has the power, authority and capacity to execute, deliver and perform this Agreement, has not entered into any agreement or undertaking that would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement and that this Agreement has been duly authorized, executed and delivered by Shareholder. This Agreement, assuming due authorization, execution and delivery hereof by the Company, the Corporation and Merger Sub, constitutes a legal, valid and binding obligation of Shareholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights and to general equitable principles).

(d) As of the date of this Agreement, there is no regulatory or court action, proceeding or, to the Shareholder’s knowledge, investigation pending against the Shareholder or, to the knowledge of the Shareholder, threatened against the Shareholder that questions the beneficial or record ownership of the Shareholder’s Shares, the validity of this Agreement or the performance by the Shareholder of his obligations under this Agreement.

(e) Shareholder understands and acknowledges that the Corporation is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement.

(f) The sum of the number of Shares owned by the Shareholders, plus the aggregate number of Shares owned by the other Company Shareholders who are executing this Agreement, represents at least 75% of the total voting rights of the outstanding Parent Ordinary Shares with respect to the Parent Transaction Proposals, as of the date of this Agreement, which is the maximum threshold required to approve each of the Parent Transaction Proposals with the Requisite Company Vote.

(g) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which the Company, the Corporation or Merger Sub will be liable in connection with the transactions contemplated hereby based upon arrangements made by the Shareholder.

4. New Shares. In the event that during the Voting Period (a) any new or additional Company Shares or other equity securities of the Company are issued to Shareholders after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Shares or otherwise, (b) Shareholder purchases or otherwise acquires beneficial ownership of any new or additional Company Shares or other equity securities of the Company, or (c) Shareholder acquires the right to vote or share in the voting of any new or additional Company Shares or other equity securities of the Company (such Company Shares or other equity securities of the Company in clauses (a) through (c), collectively, the “New Shares”), then such New Shares acquired or purchased by the Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Shares owned by the Shareholder as of the date hereof.

5. Termination. This Agreement and the obligations of each Shareholder under this Agreement shall automatically terminate upon the earliest to occur of: (a) the Closing; (b) the termination of the Merger Agreement in accordance with its terms; and (c) the mutual agreement of the Company and the Corporation. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) the provisions of Sections 5 and 6 hereof will survive the termination or expiration of this Agreement, and (ii) such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

6. Miscellaneous.

(a) Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby or thereby are consummated.

(b) Any notice, consent, waiver or other communication hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (i) if by hand or reputable, internationally recognized overnight courier service, by 5:00 P.M. on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (ii) if by fax or email, on the date that transmission is sent electronically with affirmative confirmation of receipt; or (iii) three (3) Business Days after mailing by certified or registered mail, postage prepaid, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

(A)	If to the Company, to:

AGBA Group Holding Limited
AGBA Tower

68 Johnston Road

Wan Chai, Hong Kong SAR

Attn: Wing-Fai Ng
Email: wingfai.ng@agba.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Avenue, 19th Floor

New York, NY 10154

Attention: Lawrence Venick, Esq.

Email: lvenick@loeb.com

(B)	If to the Corporation, to:

Triller Corp.

7119 West Sunset Boulevard

Suite 782

Los Angeles, CA 90046

Attention: Bobby Sarnevesht

E-mail: bobby@triller.co

(C)	If to the Shareholders, to the address of the Shareholders as set forth underneath the Shareholders’ signature on the signature page hereto.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) without the prior written consent of the other parties hereto.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person that is not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. All actions, suits or proceedings (collectively, “Action”) arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court having jurisdiction within the State of Delaware. The parties hereto hereby (i) submit to the exclusive jurisdiction of federal or state courts within the State of Delaware (and any appellate courts thereof) for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(g) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and accordingly, that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court within the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement to post security or a bond as prerequisite to obtaining equitable relief.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) The Shareholders shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable laws), or reasonably requested by Parent, Merger Sub or the Corporation , to effect the actions and consummate the Merger, in each case, on the terms and subject to the conditions set forth in the Merger Agreement.

(j) This Agreement may not be amended, changed, supplemented or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Parent, Merger Sub, the Corporation and the Shareholders. No provision hereof may be waived except in a writing signed by the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(k) This Agreement shall not be effective or binding upon Shareholder until such time as the Merger Agreement is executed by each of the parties thereto.

(l) If, and as often as, there are any changes in the Company by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Shareholder and the Shares as so changed.

(m) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Paragraph (m).

(n) Each of the Shareholders hereby authorizes Parent, Merger Sub and the Corporation to publish and disclose in any disclosure required by the SEC the Shareholder’s identity and beneficial ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement.

(o) The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(p) For purposes of this Agreement, the term “knowledge” of a Person that is a natural person refers to such Person’s actual knowledge, after reasonable inquiry.

(q) This Agreement is intended to create a contractual relationship among the Shareholder, the Company, Merger Sub and the Corporation, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other shareholders of the Company, the Company, Merger Sub and the Corporation entering into voting or support agreements with the Company, Merger Sub and the Corporation. Each of the Shareholders has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in the Corporation any direct or indirect ownership or incidence of ownership of or with respect to any Shares.

{The remainder of this page is intentionally left blank; signature page follows}

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

The Parent:

AGBA GROUP HOLDING LIMITED

By:	/s/ Robert E. Diamond, Jr.
	Name:	Robert E. Diamond, Jr.
	Title:	Director and Chairman of the Board

Merger Sub:

AGBA SOCIAL INC.

By:
Name:
Title:

The Corporation:

TRILLER CORP.

By:
Name:
Title:

{Signature Page to Shareholder Support Agreement}

The Shareholder:

TAG HOLDINGS LIMITED

By:
Name:
Title:

/s/ Ng Wing Fai
Ng Wing Fai

/s/ Shu Pei Huang, Desmond
Shu Pei Huang, Desmond

{Signature Page to Shareholder Support Agreement}

ANNEX A

SHAREHOLDER

Name of Shareholder	Address	Number of Shares
TAG Holdings Limited	AGBA Tower 68 Johnston Road Wan Chai, Hong Kong SAR	55,500,000
Ng Wing Fai	AGBA Tower 68 Johnston Road Wan Chai, Hong Kong SAR	857,606
Shu Pei Huang, Desmond	AGBA Tower 68 Johnston Road Wan Chai, Hong Kong SAR	313,780

EXHIBIT A

Form of Waiver

Waiver of Notice of Extraordinary General Meeting of Shareholders for

AGBA GROUP HOLDING LIMITED

(“Company”)

The undersigned shareholder of the Company;

a.	consents and agrees that the extraordinary general meeting of the shareholders be held on the [ ] day of March 2024 at the time of [ ] at 1/F, AGBA Tower, 68 Johnston Road, Wan Chai, Hong Kong (“EGM”);

b.	hereby waives all notice whatsoever of the EGM;

c.	intends that this waiver of notice be an effective waiver for the purpose of subsection 83(2) of the BVI Business Companies Act which permits a valid meeting of shareholders to be convened in contravention of the requirement to give notice where notice is waived by shareholders holding a 90 % majority of the total voting rights in relation to the matters to be considered at the EGM;

d.	consents and agrees that any and all business may be transacted at the EGM; and

e.	consents and agrees that any business transacted at the meeting shall be as valid and legal and of the same force and effect as if the EGM was held after notice.

IN WITNESS WHEREOF the undersigned has executed this waiver as of the date indicated alongside his/her/its name below.

Date:
Shareholder Name and Signature